As filed with the Securities and Exchange Commission on August 2, 2001

Registration No. 333- [ ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

____________________

EMS TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Georgia	58-1035424
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William S. Jacobs
General Counsel
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092
(770) 263-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of seurities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.10 par value (2)	1,328,000 shares	$ 14.35	$ 19,056,800	$ 4,764.20

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on July 27, 2001.

(2) Associated with the Common Stock are Common Stock Purchase Rights that will not be exercisable or be evidenced separately from the Common Stock prior to the occurrence of certain events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

1,328,000 Shares

EMS TECHNOLOGIES, INC.

Common Stock

The selling shareholders identified in this Prospectus under "Selling Shareholders" are offering up to 1,328,000 shares of our common stock.

For a description of the method of distribution of the shares sold by the selling shareholders, see "Plan of Distribution" on page13. We will not receive any part of the sales proceeds.

Our common stock is traded on the Nasdaq National Market under the symbol "ELMG." The last reported sale price of our common stock on the Nasdaq National Market on August 3, 2001 was $___ per share.

Investing in our common stock involves risks. See Risk Factors beginning on page 3.

_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

The date of this Prospectus is [                , 2001]

EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, GA 30092
(770) 263-9200

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

OUR BUSINESS

We design, manufacture and market products that are important in many kinds of wireless communications. We focus on the needs of the mobile information user, with an increasing emphasis on broadband applications for high-data-rate, high-capacity wireless communications.

We are organized around two reportable business segments: Space and Technology, and Wireless Products. Each segment is separately managed and comprises products and services that share distinct operating characteristics. However, we believe that one of our competitive strengths is the technological and marketing synergy that occurs between the segments, as well as between our various product lines. We believe that this synergy creates a path for highly advanced technologies to migrate to products for broader markets.

Space and Technology

This segment manufactures custom-designed, highly engineered hardware for use in space and satellite communications, radar, surveillance and military counter-measures. A major strategic emphasis in this segment is the development of broadband technologies for use in high-data-rate, high-capacity satellite communications systems. We believe these systems will have an important role in the future delivery of a wide range of services, including Internet access, and that these systems will have technical features that make them competitive with hard-wired alternatives. Orders in this segment typically involve long-term contracts with production schedules that can extend a year or more, and most revenues are recognized under percentage-completion accounting. Hardware is sold to prime contractors or systems integrators rather than end-users. The Space and Technology segment accounted for 42%, 49% and 33% of consolidated net sales in 2000, 1999 and 1998, respectively.

Wireless Products

The Wireless Products segment manufactures standardized antennas, terminals, and other wireless network products for use in logistics, healthcare information management, transportation, PCS/cellular communications, and satellite communications. The manufacturing cycle for each order is generally just a few days, and revenues are recognized upon shipment of hardware. Hardware is marketed to end-users and to third-parties who incorporate their products and services with our hardware for delivery to an end-user. The Wireless Products segment accounted for 58%, 51% and 67% of consolidated net sales in 2000, 1999 and 1998, respectively.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be harmed by the occurrence of any of the events described in these risks. The trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment.

Competing technology could be superior to ours, and could cause customer orders and revenues to decline

The markets in which we compete are very sensitive to technological advances. As a result, technological developments by competitors can cause our products to be less desirable to customers, or even to become obsolete. Those developments could cause our customer orders to diminish, which would have an adverse impact on our revenues and could cause the market value of our shares to decline.

Our competitors' marketing and pricing strategies could make their products more attractive than ours. This could cause reductions in customer orders or profits

We operate in highly competitive technology markets. Our competition may pursue aggressive marketing strategies, such as significant price discounting. These competitive activities could cause our customers to purchase our competitors' products rather than ours and reduce our sales and profit margins below expected levels.

If our customers fail to find adequate funding for major potential programs, our sales revenues could decline

Major communications infrastructure programs, such as proposed satellite communications systems or PCS/cellular systems for large urban areas, are important sources of our current and planned future revenues. We also participate in a number of large defense programs. Programs of these types cannot proceed unless the customer can raise adequate funds, from either governmental or private sources. As a result, our expected revenues can be adversely affected by political developments or by conditions in private capital markets. They can also be adversely affected if private capital markets are not receptive to a customer's proposed business plans.

Slow public acceptance of new communications systems could limit purchases by our customers

Construction and expansion of new communications systems depend on public demand for the new services. As a result, growth rates in our revenues from wireless infrastructure products and proposed high-speed satellite communications systems are likely to be heavily affected by the timing and extent of public willingness to buy mobile and/or broadband communications services. If public acceptance of the new systems does not develop as expected, our customers may not place the orders we expect and our revenues could fall short of expectations.

Among the factors that could affect the growth of markets for new wireless communications systems is the potential concern about alleged health risks relating to radio frequency (RF) emissions. Media reports and some studies have suggested that RF emissions from wireless handsets and cell sites may be associated with various health problems, including cancer, and may interfere with electronic medical devices, including hearing aids and pacemakers. In addition, lawsuits have been filed against participants in the wireless industry alleging various adverse health consequences as a result of wireless equipment emissions. Additional studies of radio frequency emissions are ongoing. Consumers may be discouraged from purchasing new wireless services if consumers' health concerns over radio frequency emissions increase. In addition, concerns over RF emissions could lead government authorities to increase restrictions on the location and operation of wireless-related hardware, or could result in wireless companies being held liable for costs or damages associated with these concerns.

We often encounter technical problems, which can cause delays, added costs, lost sales, and liability to customers

Technical difficulties can cause delays and additional costs in our technology development efforts. We are particularly exposed to this risk in new product development efforts, and in fixed-price contracts on technically advanced programs that require novel approaches and solutions. Technical difficulties could cause us to miss expected delivery dates for new product offerings, which could cause customer orders to fall short of expectations. Our products may perform mission-critical functions in space applications. If we experience technical problems and are unable to adhere to a customer's schedule, the customer could experience costly launch delays or re-procurements from other vendors. The customer may then be contractually entitled to substantial financial damages from us.

Our transitions to new product offerings can be costly and disruptive, and could adversely affect our revenues or profitability

Because our businesses involve constant efforts to improve existing technology, we regularly introduce new generations of products. During these transitions, customers may reduce purchases of older equipment more rapidly than we expect, or may choose not to migrate to our new products, which can cause lower revenues and excessive inventories. In addition, product transitions create uncertainty about both production costs and customer acceptance. These potential problems are generally more severe if our product introduction schedule is delayed by technical development problems. These problems could cause our revenues or profitability to be less than expected.

Our products may unexpectedly infringe third party patents, which could cause us to have substantial liability to our customers or the patent owners

As we regularly develop and introduce new technology, we have a risk that our new products or manufacturing techniques infringe patents held or currently being processed by others. The U.S. Patent Office does not publish patents that are in process, and its processing typically takes at least two years and often even longer. Thus, we may be affected by a patent granted well after we have introduced an infringing product. In addition, questions of whether a particular product infringes a particular patent can involve significant uncertainty. As a result of these factors, third party patents may interfere with marketing plans, or may, from time to time, create significant expense to defend or pay damages on infringement claims or to respond to customer indemnification claims.

We depend on highly skilled employees, who could become unavailable

Because our products and programs are technically sophisticated, we must attract and retain employees with advanced technical and program-management skills. Other employers also often recruit persons with these skills, both generally and in focused engineering fields. If skilled employees were to become unavailable to us, our performance obligations to our customers could be affected and our revenues could decline.

We depend on highly skilled suppliers, who may become unavailable or fail to achieve desired levels of technical performance

In addition to our requirements for basic materials and electronic components, our advanced technological products often require sophisticated subsystems supplied or cooperatively developed by third parties. To meet those requirements, our suppliers must have specialized expertise, production skills and economies of scale. Our ability to perform according to contract requirements, or to introduce new products on the desired schedule, can be heavily dependent on our ability to identify and engage appropriate suppliers, and on the effectiveness of those suppliers in meeting our development and delivery objectives. If key suppliers were unavailable when we needed them, our ability to meet our performance obligations to our customers could be affected and our revenues could decline.

Changes in government regulations that limit the availability of radio frequency licenses or cause us to incur increased expenses could cause our revenues or profitability to decline

Many of our products are incorporated into wireless communications systems that are regulated in the U.S. by the Federal Communications Commission (FCC) and internationally by other government agencies. Changes in government regulations could reduce the growth potential of our markets by limiting either the access to or availability of frequency spectrum. Changes in government regulations could make the competitive environment more difficult by restricting our customers' efforts to develop or introduce new technologies and products. Finally, changes in government regulations could substantially increase the difficulty and cost of compliance with government regulations by both our customers and us. All of these factors could result in reductions in our profits and revenues.

The export license process for space products has become uncertain, increasing the chance that we may not obtain required export licenses in a timely or cost-effective manner

As a result of 1998 legislation, products for use on commercial satellites are included on the U.S. Munitions List and are subject to State Department licensing requirements. The licensing process is time-consuming, and political considerations can increase the time and difficulty of obtaining licenses for export of technically advanced products. The license process may prevent particular sales, and in general has created schedule uncertainties that are encouraging foreign customers, such as those in Western Europe, to develop internal or other foreign sources rather than use U.S. suppliers. If we are unable to obtain required export licenses when we expect them or at the costs we expect, our revenues and profits could be harmed.

Export controls on space technology restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources, which could reduce our ability to obtain sales from foreign customers or to perform contracts with the desired level of efficiency or profitability

U.S. export controls severely limit unlicensed technical discussions with any persons who are not U.S. citizens. As a result, we are restricted in our ability to hold technical discussions between U.S. personnel and current or prospective non-U.S. customers or suppliers, between Canadian personnel and current or prospective U.S. customers or suppliers, and between U.S. employees and non-U.S. (including Canadian) employees. These restrictions reduce our ability to win cross-border space work, to utilize cross-border supply sources, to deploy technical expertise in the most effective manner, and to pursue cooperative development programs involving our U.S. and Canadian space facilities.

Economic or political conditions in other countries could cause our revenues or profitability to decline

International sales significantly affect our financial performance. Almost $60 million in revenues for fiscal 2000, or 22% of consolidated revenues, were derived from customers residing outside of North America. Adverse economic conditions in our customers' countries, mainly in Western Europe, Latin America and the Pacific Rim, have affected us in the past, and could adversely affect future international revenues in all of our businesses, especially from our wireless local-area network and PCS/cellular infrastructure businesses. Unfavorable currency exchange rate movements could result in foreign exchange losses, or could adversely affect the marketability of our products by increasing the local-currency cost. In addition to these economic factors directly related to our markets, there are also inherent risks and uncertainties with doing business internationally that could have an adverse affect on us, such as potential adverse effects from changes in foreign income tax laws, as well as unfavorable changes in laws and regulations governing a broad range of business concerns, including proprietary rights, legal liability, and employee relations. All of these factors could cause significant harm to our revenues or profitability.

The level and profitability of our sales in certain markets depend on the availability and performance of other companies with which we have marketing relationships

In the healthcare, mobile satellite communications, and transportation markets, we do not have established distribution channels. Rather, we are seeking to develop marketing relationships with other companies that have, for example, specialized software and established customer service systems. In other markets, such as wireless local-area networks, a major element of our distribution channels is a network of value-added retailers and independent distributors. If we are unable to identify and structure effective relationships with other companies that are able to market our products, our revenues could fail to grow as well as we expect them to grow.

Our quarterly results are volatile and difficult to predict. If our quarterly performance results fall short of market expectations, the market value of our shares may decline.

The quarterly earnings contributions of some of our product lines are heavily dependent on customer orders or product shipments in the final weeks or days of the quarter. This can create volatility in quarterly results, and hinders our ability to determine in advance whether quarterly earnings will meet prevailing analyst expectations. The market price for our shares is likely to be adversely affected by poor quarterly earnings results.

Customer orders in backlog may not result in sales

Our order backlog represents firm orders for products and services. Much of our backlog relates to our Space & Technology segment, and most of these orders are long-term contracts realized as revenues over more than one year. Cancellation or deferral of an order in our Space & Technology business typically involves penalties and termination charges for costs incurred to date, but these termination penalties would still be considerably less than what we would have expected to earn if the order could have been completed. We make management decisions based on our backlog, including hiring of personnel, purchase of materials, and other matters that may increase our production capabilities and costs. Cancellations, delays or reductions of orders could adversely affect our results of operations and financial condition.

Our business and revenue growth could be limited by our inability to obtain additional financing

Our current cash and available credit facilities are not large enough to finance either potential growth in certain business areas, or synergistic acquisitions to complement our technical and product capabilities. We may not be able to secure sufficient additional credit or other financing, on acceptable terms, to support our growth objectives.

We may not effectively manage possible future growth, which could result in reduced earnings

Historically, we have experienced broad fluctuations in demand for our products and services. These changes in demand have depended on many factors and have been difficult to predict. In recent years, there has been a general growth trend in our businesses, as well as increasing complexity in the technologies and applications involved. These changes in our businesses place significant demands on our management personnel and our management systems for information, planning and control. If we are to achieve further strong growth on a profitable basis, our management must identify and exploit potential market opportunities for our products and technologies, while continuing to manage our current businesses effectively. Furthermore, our management systems will have to support the changes to our operations resulting from our business growth.

We may make acquisitions and investments that could adversely affect our business.

To support future growth, we may continue in the future to make acquisitions of and investments in businesses, products and technologies that could complement or expand our businesses. However, if we should be unable to successfully negotiate with a potential acquisition candidate, finance the acquisition, or effectively integrate the acquired businesses, products or technologies into our existing business and products, we could be adversely affected. Furthermore, to complete future acquisitions, we may issue equity securities, incur debt, assume contingent liabilities or have amortization expenses and writedowns of acquired assets, which could cause our earnings per share to decline.

Our share price may fluctuate significantly, and you may not be able to sell your shares at or above the public offering price.

The market price of our stock will fluctuate in the future, and such fluctuations could be substantial. Price fluctuations may occur in response to a variety of factors, including:

  Actual or anticipated operating results;

  Announcements of technological innovations, new products or new contracts by us, our customers, our competitors or our customers' competitors;

  Government regulatory action;

  Developments with respect to wireless and satellite communications; and

  General market conditions.

In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the stocks of technology companies and that have often been unrelated to the operating performance of particular companies.

Future sales of our common stock may cause our stock price to decline

The vast majority of our outstanding shares (including the shares that are offered by this prospectus) are freely tradable without restriction or further registration, and shares reserved for issuance upon exercise of stock options will also be freely tradable. Sales of substantial amounts of common stock by our shareholders, or even the potential for such sales, may depress the market price of our common stock and could impair our ability to raise capital through the sale of our equity securities.

FORWARD-LOOKING STATEMENTS

When used in this prospectus, the words "expects," "anticipates," "estimates," "plans," and similar expressions are intended to identify forward-looking statements. These are statements that relate to future periods and include statements as to the future role of our Space and Technology products, our backlog, and our potential acquisitions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, risks relating to development of new products and their use by our potential customers, our ability to retain and obtain customers, the cost of accessing or acquiring technologies or intellectual property, the impact of alternative technological advances and competition, and the risks set forth above under the caption "Risk Factors."

PROCEEDS FROM THE OFFERING

We will not receive any proceeds from the sale of the shares by the selling shareholders. All proceeds from the sale of the shares will be for the account of the selling shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution."

SELLING SHAREHOLDERS

We are registering for resale shares of our common stock held by the selling shareholders identified below. The selling shareholders acquired the shares in a private placement transaction from us. We are registering the shares to permit the selling shareholders and their pledgees, donees, transferees and other successors-in-interest that receive shares from a selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. The following table sets forth:

  the name of the selling shareholders;
  the number and percent of shares of our common stock that the selling shareholders beneficially owned prior to the offering for resale of shares under this prospectus;
  the number of shares of our common stock that may be offered for resale for the account of the selling shareholders under this prospectus; and
  the number and percent of shares of our common stock to be held by the selling shareholders after the offering of the shares under this prospectus (assuming all of those shares are sold by the selling shareholders).

The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each selling shareholder may offer under this prospectus. We do not know how long the selling shareholders will hold the shares before selling them and we currently have no agreements, arrangements or understandings with any of the selling shareholders regarding the sale of any of the shares.

This table is prepared based on information supplied to us by the listed selling shareholders and public documents filed with the SEC, and assumes the sale of all of the shares. The applicable percentages of ownership are based on an aggregate of 10,170,563 shares of our common stock issued and outstanding on August 2001. The number of shares beneficially owned by each selling shareholder is determined under rules promulgated by the SEC, and is not necessarily indicative of beneficial ownership for any other purpose.

Selling Shareholder	Number of Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Number of Shares Being Offered under Prospectus	Number of Shares Beneficially Owned After Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Robert S. Birch	50,000	*	50,000	0	*

Galleon Technology Offshore, Ltd.	185,100	1.8%	185,100	0	*

Galleon Technology Partners I, L.P.	7,650	*	7,650	0	*

Galleon Technology Partners II, L.P.	57,250	*	57,250	0	*

John Hancock Small Cap Value Fund	500,000	4.9%	500,000	0	*

Maple Row	150,000	1.5%	150,000	0	*

Needham Contrarian Fund L.P.	30,000	*	30,000	0	*

Needham Emerging Growth Partners, (Cayman) L.P.	20,000	*	20,000	0	*

Needham Emerging Growth Partners, L.P.	100,000	1.0%	100,000	0	*

Needham Growth Fund	125,000	1.2%	100,000	25,000	0.3%

Oasis Global Crescent Equity Fund	3,000	*	3,000	0	*

Oasis Global Equity Fund	8,000	*	8,000	0	*

Polaris Global Value Fund	13,000	*	13,000	0	*

SunTrust Banks, Inc.	100,000	1.0%	100,000	0	*

Stanley W. Watson Foundation	4,000	*	4,000	0	*

-------------------------

less than 1%

SunTrust Banks, Inc. serves as the Company's principal provider of corporate banking services. In addition to providing checking and transfer agency services, SunTrust is the lender under a $30 million revolving credit arrangement with a current outstanding balance of approximately $24 million. During 2000, the Company paid approximately $ 2,200,000 in interest to SunTrust under this arrangement.

PLAN OF DISTRIBUTION

We are registering the shares on behalf of the selling shareholders and are paying the registration costs and fees. Brokerage commissions and similar selling expenses attributable to sales will be borne by the selling shareholders. The selling shareholders will act independently of EMS in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling shareholders in transactions on the Nasdaq National Market, the over-the-counter market, or otherwise. The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

  ordinary brokerage transactions in which the broker solicits purchasers;

  in connection with short sales, in which the shares are redelivered to close out short positions;

  in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

  privately negotiated transactions; or

  in a combination of any of the above methods.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. These transactions may or may not involve brokers or dealers.

The selling shareholders may sell shares directly to purchasers, or to or through broker-dealers, which may act as agents or principals, and participating broker-dealers may receive compensation in the form of discounts, concessions, or commissions, which as to a particular broker-dealer might be in excess of customary commissions.

The selling shareholders and any participating broker-dealers might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profits on the resale of the shares sold by them as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act, and the selling shareholders may agree to similarly indemnify any participating agent, dealer, or broker-dealer.

Sales are subject to the prospectus delivery requirements of the Securities Act. Also, we have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act may apply to their sales.

Sales under this prospectus may also be made by a bona fide pledgee, including a margin lender, or by a donee or transferee in other non-sale transfers, who acquires shares from any of the selling shareholders. In addition, the selling shareholders and any such pledgee, donee or other transferee may resell all or a portion of the shares in open market transactions under Securities Act Rule 144.

Upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or a purchase by a broker or dealer, we will file a supplement to this prospectus to identify the broker-dealer and to provide other material facts. In addition, upon being notified that a pledgee, donee or other transferee intends to sell more than 500 shares, we will file a supplement to identify that person.

LEGAL MATTERS

William S. Jacobs, Vice President and General Counsel of EMS, has passed upon the validity of the shares offered by this prospectus.

Mr. Jacobs is an officer and employee of EMS, and he and members of his family are beneficial owners of an aggregate of 30,100 outstanding shares of common stock. He also holds options to acquire 46,000 additional shares, of which options for 18,000 shares may currently be exercised.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, and Ernst & Young LLP, chartered accountants, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, as well as proxy statements and other information, with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. Because we recently changed our name, you will find our reports that were filed on or before March 15, 1999, under the name "Electromagnetic Sciences, Inc."

This prospectus is part of a registration statement on Form S-3 filed by EMS with the SEC under the Securities Act of 1933. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

The SEC allows us to incorporate by reference into this prospectus the information it files with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

We are incorporating by reference the following documents that we have filed with the SEC:

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended by Form 10-K/A filed April 16, 2001;

  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

  The description of our common stock contained in our Registration Statement on Form 8-A, as amended on April 12, 1999, under the Securities Exchange Act.

We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering is completed.

You may obtain a copy of any of our filings incorporated by reference, at no cost, by writing to or telephoning us at the following address:

EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, GA 30092
Attention: Secretary
Telephone: (770) 263-9200

You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. This offer of securities is not being made in any state or country in which the offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Estimated expenses of the sale of the Common Stock by the selling shareholders (not including brokerage commissions), are as follows:

Registration fees	4,764
NASD notification fee	-
Accounting fees and expenses	6,000
Miscellaneous	250
TOTAL	11,000

All of the foregoing expenses are being borne by EMS, in accordance with the terms of the agreement governing the registration of the Common Stock for resale by the selling shareholders. Any direct legal and other expenses incurred by the selling shareholders (including brokerage commissions) are the responsibility of the selling shareholders and are not included in the foregoing table. With the exception of brokerage commissions, such expenses are believed to be nominal.

Item 15. Indemnification of Directors and Officers.

The Bylaws of EMS Technologies, Inc. provide that we will indemnify our directors and officers, and persons serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments and amounts paid in settlement actually and reasonably incurred by any such person in connection with threatened or actual actions, suits or proceedings, whether civil, criminal, administrative or investigative, to which such person becomes subject by having served in such role. Such indemnification shall be made if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that such person did not so act and did not have such reasonable cause to believe. With respect to actions by or on behalf of us, the foregoing indemnification pursuant to the Bylaws shall not be paid for judgments or amounts paid in settlement, but shall be paid for expenses; however, except as discussed below, no indemnification will be made for any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to us, except to the extent that a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity.

We will indemnify the persons discussed in the immediately preceding paragraph only when (a) our Board of Directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding, (b) if such a quorum is not obtainable, a committee, consisting of two or more directors who are not parties to the actions, suit or proceeding designated by the Board of Directors (in which designation interested directors may participate), by a majority vote, or (c) special legal counsel selected by the Board of Directors or its committee in the manner described in (a) or (b) above, or, if a quorum of the Board of Directors cannot be obtained, by a majority vote of the full Board of Directors (in which selection interested directors may participate), or (d) the shareholders, by the affirmative vote of a majority of the shares entitled to vote thereon, determine that indemnification is proper in the circumstances because the person has met the applicable standard of conduct discussed in the immediately preceding paragraph. However, expenses shall be paid by us as they are incurred and in advance of the final disposition of the relevant case, upon receipt of an undertaking by the director or officer to repay such amounts if it shall ultimately be determined that he or she is not entitled to be indemnified. Independent of these indemnification provisions contained in the Bylaws, the Georgia Business Corporation Code provides a statutory right to indemnification from us to a director who is successful in the defense of any proceeding to which he was a party because he is a director.

In addition to the foregoing indemnification provisions, the Bylaws authorize further indemnification of directors and officers. Pursuant to this provision, EMS is a party to Indemnification Agreements that provide substantially broader indemnity rights than those described above. Among other things, these Agreements provide for indemnification in respect of judgments in actions by or on behalf of us, and do not require, as a condition of indemnification, independent determinations that the individual met the specified standards of conduct. However, under the Agreements and applicable Georgia law, no indemnification may be paid: (i) if it is determined that the individual's conduct constituted intentional misconduct, fraud or a knowing violation of the law, or an appropriation, in violation of his or her duties, of any business opportunity of EMS; (ii) with respect to liability for distributions to shareholders in excess of amounts legally available for such distributions; or (iii) with respect to any transaction from which he or she received an improper personal benefit.

We maintain a directors' and officers' liability insurance policy covering certain losses arising from claims made against them by reason of wrongful acts (with certain exceptions) committed by them in their capacities as directors and officers. The insurer's limit of liability under the policy is $10 million per policy year.

Item 16. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

4.1 Second Amended and Restated Articles of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000).

4.2 Bylaws of the Registrant, as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.3 EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Registrant's Report on Form 8-K dated April 6, 1999, as amended on April 9, 1999).

5.1 Opinion of William S. Jacobs, General Counsel to the Registrant, as to the legality of the securities being registered.

    Consent of KPMG LLP.

23.2 Consent of Ernst & Young LLP.

23.3 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (a) (1) (i) and (a) (1) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post- effective amendment, any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling person of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this City of Norcross and State of Georgia, on this 31st day of July, 2001.

EMS TECHNOLOGIES, INC.
By: /s/ Alfred G. Hansen
------------------------
Alfred G. Hansen
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

/s/	Alfred G. Hansen	President and Chief Executive Officer,	July 31, 2001
	Alfred G. Hansen	and Director (Principal Executive Officer)
/s/	Don T. Scartz	Senior Vice President and	July 31, 2001
	Don T. Scartz	Chief Financial Officer, Treasurer, and
Director (Principal Financial and Accounting Officer)
/s/	John B. Mowell	Director, Chairman of the Board	July 31, 2001
John B. Mowell

/s/	Jerry H. Lassiter	Director	July 31, 2001
Jerry H. Lassiter

/s/	Norman E. Thagard	Director	July 31, 2001
Norman E. Thagard

INDEX TO EXHIBITS

Exhibit

Number Description

4.1 Second Amended and Restated Articles of Incorporation of the Registrant, effective March 22, 1999 (incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.2 Bylaws of the Registrant, as amended through March 15, 1999 (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

4.3 EMS Technologies, Inc. Stockholder Rights Plan dated as of April 6, 1999 (incorporated by reference to Exhibit 4.1 to the Registrant's Report on Form 8-K dated April 6, 1999, as amended on April 9, 1999).

5.1 Opinion of William S. Jacobs, General Counsel to the Registrant, as to the legality of the securities being registered.

23.1 Consent of KPMG LLP.

23.2 Consent of Ernst & Young LLP.

23.3 Consent of William S. Jacobs (appears in his opinion filed as Exhibit 5.1).

Exhibit 5.1

August 2, 2001

EMS Technologies, Inc.
660 Engineering Drive
Technology Park/Atlanta
Norcross, Georgia 30092

Re: Registration on Form S-3 of 1,328,000 Shares of Common Stock for Resale

Gentlemen:

This opinion is furnished to you in connection with your registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), with respect to 1,328,000 shares of your common stock, $.10 par value per share ("Common Stock"), to be offered for resale by the shareholders named therein. I have examined such corporate records, certificates of public officials and of your officers, and such other documents and records as I have considered necessary or proper for purposes of this opinion, including those certain Common Stock Purchase and Subscription Agreements (the "Agreements") by and between you and the various persons identified as Selling Stockholders in the Prospectus contained in the Registration Statement.

Based upon the foregoing, and having regard to legal considerations that I deem relevant, I am of the opinion that the 1,328,000 shares of Common Stock covered by the Registration Statement have been duly authorized and, when issued against payment to you as provided in the Agreements, will be validly issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ William S. Jacobs
-------------------------
William S. Jacobs

General Counsel

Exhibit 23.1

The Board of Directors
EMS Technologies, Inc.

We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

In our reports referenced above, we state that we did not audit the financial statements of EMS Technologies Canada, Ltd., a wholly-owned subsidiary, which statements were audited by other auditors whose report has been furnished to us. Our opinion, insofar as it relates to EMS Technologies Canada, Ltd., is based solely on the report of the other auditors.

KPMG LLP

Atlanta, Georgia
August 2, 2001

Exhibit 23.2

Consent of Independent Chartered Accountants

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 30, 2001, with respect to the consolidated financial statements of EMS Technologies Canada, Ltd. as of the years ended December 31, 2000 and 1999 in the Registration Statement (Form S-3) and related Prospectus of EMS Technologies, Inc. for the registration of 1,000,000 shares of its common stock dated May 28, 2001

Ottawa, Canada ERNST & YOUNG LLP

August 2, 2001 Chartered Accountants